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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number 000-21543

                       WILSONS THE LEATHER EXPERTS INC.
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             (Exact name of registrant as specified in its charter)

    7401 BOONE AVENUE NORTH, BROOKLYN PARK, MINNESOTA 55428, (612) 391-4000
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   REDEEMABLE COMMON STOCK PURCHASE WARRANTS
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           (Title of each class of securities covered by this Form)

                    COMMON STOCK, PAR VALUE $.01 PER SHARE
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(i)  [X]
               Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 12h-3(b)(2)(ii) [ ]
                                                   Rule 15d-6           [ ]


     Approximate number of holders of record as of the certification or notice date: None

Pursuant to the requirements of the Securities Exchange Act of 1934, Wilsons The Leather Experts Inc. has caused his certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  July 13, 1998                   By:  /s/ Douglas J. Treff
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                                            Douglas J. Treff, Vice President,
                                            Finance, Chief Financial Officer and
                                            Assistant Secretary


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities and Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.